                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          Exhibit 10.1

EMPLOYMENT TERMINATION AGREEMENT

This Employment Termination Agreement (this “Agreement”) is executed as of December 31st 2024, and effective January 1, 2025 (the “Effective Date”), between Geospace Technologies Corporation (the “Company”) and Walter R. Wheeler (“Mr. Wheeler”). The Company and Mr. Wheeler are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WHEREAS, Mr. Wheeler’s full-time employment with the Company, including as Chief Executive Officer of the Company, shall terminate effective at the close of business on December 31, 2024; and

WHEREAS, the Company desires to protect and preserve its confidential information, trade secrets, and business practices from revelation to any other person including but not limited to existing or potential competitors; and

WHEREAS, Mr. Wheeler agrees to hold such information in strict confidence and in accordance with the terms and conditions contained in this Agreement;

NOW, THEREFORE, for valuable consideration given and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, do hereby agree as follows:

I.         TERMINATION COMPENSATION.

Section 1.1         Termination Payment. In conjunction with Mr. Wheeler’s termination, the Company agrees to pay Mr. Wheeler an amount equal to his annual cash salary for 2024 as recorded in the Company’s payroll records. This amount shall be paid six-months after the date of his termination on July 1, 2025. Such payment shall be subject to “claw back” and repayment in full or in part to the Company should Mr. Wheeler breach any term or condition contained in this Agreement or any term or condition of any other agreement between Mr. Wheeler and the Company.

Section 1.2         Potential Bonus Payment. Given the timing of Mr. Wheeler’s termination of employment with the Company and the fact that he will be eligible to receive a bonus under the Company’s short-term bonus program based on the Company’s performance during calendar year 2024, Mr. Wheeler acknowledges that there will be no additional bonus due with respect to calendar year 2025.

II.         TREATMENT OF OUTSTANDING EQUITY AWARDS.

Section 2.1         Vesting of Outstanding Equity Awards. For purposes of the restricted stock and restricted stock unit awards set forth in Exhibit A hereto (the "Equity Awards") that were previously granted to Mr. Wheeler under the Geospace Technologies Corporation 2014 Long Term Incentive Plan (the “Plan”), the Company agrees to fully vest as of January 1, 2025 all remaining unvested shares in conjunction with Mr. Wheeler’s termination of employment.

III.         TERM; TERMINATION

Section 3.1         Term. This Agreement shall commence on the Effective Date and shall continue for one year.

Section 3.2         Termination. Notwithstanding the foregoing, the Company shall have the right to immediately terminate this Agreement for cause or discontinue any payments hereunder if Mr. Wheeler breaches any provision of this Agreement or any provision of any other agreement between Mr. Wheeler and the Company.

IV.         NO OTHER BENEFITS

Section 4.1         No Other Benefits. Except as provided in Section 1.1 (with respect to the termination payment) and Section 2.1 (with respect to previously granted and unvested awards under the Plan), from and after the Effective Date the parties acknowledge that Mr. Wheeler shall not be entitled to participate as an active employee in any insurance or other benefit programs of the Company which may be applicable to active employees of the Company. From and after the Effective Date the Company will not provide to Mr. Wheeler any additional health insurance, worker’s compensation insurance, unemployment insurance, retirement plans, or any other benefits as an active employee.

Section 4.2         No Vacation; Sick Leave. The Company shall pay Mr. Wheeler for no more than 160 hours of unused vacations, sick leave, or other leave not used prior to the Effective Date.

V.         TAX OBLIGATIONS

Section 5.1         Taxes.         For all payments made pursuant this Agreement, including vesting of any unvested Equity Awards under Section 2.1, whether made in cash or by vesting of equity awards, Mr. Wheeler acknowledges that the Company will be entitled to withhold any taxes the Company is required by applicable law to withhold from such payments as required by applicable law (including, for the avoidance of doubt, as provided in the Plan with respect to vesting of the Equity Awards). Mr. Wheeler accepts and acknowledges that he is responsible for all applicable city, state, federal, and other taxes as required pursuant to any law or governmental regulation or ruling for said payments made under this Agreement. The Company shall report all compensation paid to Mr. Wheeler hereunder on IRS Form W-2 as required by applicable tax law.

VI.         UNAUTHORIZED DISCLOSURE

Section 6.1         Unauthorized Disclosure. Mr. Wheeler acknowledges that during Mr. Wheeler’s history with the Company, Mr. Wheeler has been exposed to and has received information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Mr. Wheeler agrees that at all times during the term of this Agreement, Mr. Wheeler shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) without the express prior written consent of the Company and shall not use or attempt to use any such information in any manner unless required by applicable law to disclose such information, in which case Mr. Wheeler shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible to the extent such disclosure may be made under applicable law. This confidentiality covenant has no temporal, geographical or territorial restriction. Mr. Wheeler acknowledges that prior to the Effective Date, to the extent requested by the Company, Mr. Wheeler has returned to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to Mr. Wheeler during his employment with the Company and that belongs to or relates to the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that Mr. Wheeler may retain his full rolodex or similar address and telephone directories.

VII.         RELEASE AND COVENANT NOT TO SUE.

Section 7.1         Mr. Wheeler, on behalf of himself and his heirs and representatives, hereby irrevocably and unconditionally releases, waives and forever discharges the Company, and its predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such, and their heirs, administrators, estates, representatives, and beneficiaries, successors, and permitted assigns (the Company and each such person or entity is each referred to as a “Released Person”) from all existing, past and present, known and unknown claims, demands, and causes of action, damages and remedies of any nature, which have accrued or which may ever accrue to Mr. Wheeler, or to the Mr. Wheeler’s past, present, and future agents, heirs, executors, legal representatives, successors, or assigns, resulting from or relating to any act or omission occurring on or before the date of Mr. Wheeler’s execution of this Agreement (a) pertaining to Mr. Wheeler’s employment relationship with the Company and its affiliates; (b) concerning the terms and conditions of Mr. Wheeler’s employment with the Company; (c) concerning Mr. Wheeler’s conduct occurring in the course and scope of his employment with the Company; or (d) concerning Mr. Wheeler’s termination of employment with the Company, save and except as provided below. This release includes, but is not limited to, any and all claims of race discrimination, sexual discrimination, national origin discrimination, religious discrimination, disability discrimination, age discrimination and unlawful retaliation and any and all claims under the following: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2010, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 706, et seq.; Chapter 21 of the Texas Labor Code; Chapter 61 of the Texas Labor Code; Chapter 451 of the Texas Labor Code; any other state, municipal and other local anti-discrimination statutes; any and all claims for alleged breach of an express or implied contract; any and all tort claims including, but not limited to, alleged retaliation for assertion of workers’ compensation rights; any and all claims under workers’ compensation law; and any and all claims for attorney’s fees.

Section 7.2         Mr. Wheeler expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Mr. Wheeler further promises not to initiate a lawsuit or to bring any other claim against any Released Person arising out of or in any way related to his employment by the Company or the termination of that employment.

Section 7.3         Notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of any claim by Mr. Wheeler (a) solely to enforce this Agreement, (b) for indemnity from the Company arising as a result of the Employee having been an officer, director or fiduciary of the Company, (c) to continue group health plan coverage under applicable law and the terms of the applicable group health plan or for unemployment or workers’ compensation, (d) for rights vested on the date he signs this Agreement under the Company’s employee benefit plans, or (e) that may arise after he signs this Agreement. Further, and notwithstanding anything to the contrary in this Agreement, this release does not constitute a release or waiver of Mr. Wheeler’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other state or federal governmental entity with jurisdiction to regulate employment conditions or relations; however, Mr. Wheeler does release and relinquish any right to receive any money, property, or any other thing of value, or any other financial benefit or award from any Released Person as a result of any proceeding of any kind or character initiated by the EEOC or any other state or federal governmental entity with jurisdiction to regulate employment conditions or relations. In addition, this release shall not affect the Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

VIII.         MISCELLANEOUS

Section 8.1         Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, shall be construed and enforced in accordance with, and the rights and obligations of the parties shall be governed for all purposes by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof, and venue for any lawsuit with respect to the subject matter of this Agreement shall be fixed solely and exclusively in the courts located in Harris County, Texas.

Section 8.2         Successors/Assignment. Mr. Wheeler acknowledges and agrees that this Agreement shall be binding upon Mr. Wheeler and inure to the benefit of the Company. This Agreement is personal to Mr. Wheeler, who shall not be entitled to assign, transfer, or charge any of his rights or obligations under this Agreement.

Section 8.3         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by e-mail transmission (with evidence of transmission from the sender) or by registered or certified mail (postage prepaid, return receipt requested). Actual notice is sufficient to be notice hereunder. Such communications must be sent to the respective parties at the following addresses:

If to the Company to: Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040

Attn: Chairman of the Board

E-mail: sjumper@geospace.com

If to Mr. Wheeler to: The address set forth under Mr. Wheeler’s name on the signature page hereto

Any party hereto may change its address for the purpose of receiving notices, demands, and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

Section 8.4         No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time, or (ii) preclude insistence upon strict compliance in the future.

Section 8.5          Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 8.6         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

Section 8.7         Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 8.8         Affiliate. As used in this Agreement, “affiliate” shall mean any Person which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 8.9         Interpretations. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the word “days” means calendar days; (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (e) the word “any” means any and all; (f) references to any gender shall include each other gender as the context requires; (g) references to the Company are also to its permitted successors and assigns; and (f) all italics are used for emphasis only. Unless the context otherwise requires, any reference herein: (x) to Exhibit A means Exhibit A to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Exhibit A referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein.

Section 8.10         Entire Agreement. This Agreement and the documents contemplated or referenced herein constitutes the entire agreement of the parties with respect to the subject of this Agreement.

Section 8.11         Modifications.          No modifications of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

[Signature Page Follows]

Walter R. Wheeler

/s/ Walter R. Wheeler

_____________________

Walter R Wheeler

Address for Notice:

7626 Cicada, Dr.,

Missouri City, TX 77459

E-mail.

moturick@earthlink.net

GEOSPACE TECHNOLOGIES CORPORATION

    /s/ Stephen C. Jumper

By: ____________________

Name: Stephen C. Jumper

Title:   Chairman of the Board

EXHIBIT A

LIST OF UNVESTED EQUITY AWARDS (as of December 31, 2024)

1.         November 2021  – RSU Grant         2,250

2.         November 2022  – RSU Grant         2,000

3.         November 2022  – PRSU Grant      7,500

4.         November 2023 – RSU Grant         3,000

Total                                            14,750